
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO

                          Tender Offer Statement Under
                       Section 14(d)(1) or 13(e)(1) of the
                         Securities Exchange Act of 1934
                            (Amendment No. _______)*

                              CASTLE & COOKE, INC.
                       (Name of Subject Company (issuer))

                   CASTLE ACQUISITION COMPANY, INC. - Offeror
                CASTLE & COOKE HOLDINGS, INC. - Parent of Offeror
              FLEXI-VAN LEASING, INC. - Indirect Parent of Offeror
         DAVID H. MURDOCK - Sole Shareholder of Flexi-Van Leasing, Inc.
(Name of Filing Persons (identifying status as offeror, issuer or other person))

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    148433105
                      (CUSIP Number of Class of Securities)

                                 Roberta Wieman
                            10900 Wilshire Boulevard
                          Los Angeles, California 90024
                            Telephone: (310) 208-6055
                    (Name, address, and telephone numbers of
                    person authorized to receive notices and
                   communications on behalf of filing persons)

                                   Copies to:

                             Peter J. Tennyson, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                    695 Town Center Drive, Seventeenth Floor
                        Costa Mesa, California 92626-1924
                            Telephone: (714) 668-6200



                            CALCULATION OF FILING FEE
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Transaction valuation*               Amount of filing fee

------------------------------------------------------------------------------
N/A                                  None required.
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* Set forth the amount on which the filing fee is calculated and state how it was determined

[ ]  Check the box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          Amount Previously Paid:  ____________________
          Form or Registration No.: ___________________
          Filing Party: _______________________________

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          Date Filed: _________________________________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

        [y]  third-party tender offer subject to Rule 14d-1.
        [ ]  issuer tender offer subject to Rule 13e-4.
        [y]  going-private transaction subject to Rule 13e-3.
        [y]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]



                                  EXHIBIT INDEX

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    Exhibit                                                                             Page
     Number                                     Exhibit Description                     Number
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
     a-5.1      Press Release issued by Flexi-Van Leasing, Inc. on May 22, 2000.          3
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


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